As filed with the Securities and Exchange Commission on September 11, 2024

Registration No. 333-274043

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-8 Registration Statement

Under the Securities Act of 1933

LIBERTY MEDIA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	12300 Liberty Boulevard Englewood, Colorado 80112 (Address of Principal Executive Offices) (Zip Code)	37-1699499 (I.R.S. Employer Identification No.)

Liberty Media Corporation 2022 Omnibus Incentive Plan

Liberty Media Corporation 2017 Omnibus Incentive Plan, as amended

Liberty Media Corporation 2013 Incentive Plan

(Amended and Restated as of March 31, 2015)

Liberty Media Corporation 2013 Nonemployee Director Incentive Plan

(Amended and Restated as of December 17, 2015)

(Full title of plan)

Renee L. Wilm

Chief Legal Officer & Chief Administrative Officer

Liberty Media Corporation

12300 Liberty Boulevard

Englewood, Colorado 80112

(720) 875-5400

(Name, Address and Telephone Number, Including Area
Code, of Agent for Service)

Copy to: C. Brophy Christensen O’Melveny & Myers LLP Two Embarcadero Center 28th Floor San Francisco, CA 94111 (415) 984-8700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Liberty Media Corporation, a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8, filed with the Securities and Exchange Commission (the “Commission”) on August 17, 2023 (Commission File No. 333-274043 and referred to herein as the “Registration Statement”) with respect to (i) 4,522,843 shares of the Registrant’s Series C Liberty SiriusXM common stock, par value $0.01 per share (“LSXMK”), thereby registered for offer or sale pursuant to the Liberty Media Corporation 2022 Omnibus Incentive Plan; (ii) 4,420,170 shares of LSXMK, thereby registered for offer or sale pursuant to the Liberty Media Corporation 2017 Omnibus Incentive Plan, as amended; (iii) 1,092,927 shares of LSXMK and 1,362 shares of the Registrant’s Series A Liberty SiriusXM common stock, par value $0.01 per share (“LSXMA”), thereby registered for offer or sale pursuant to the Liberty Media Corporation 2013 Incentive Plan, as amended; and (iv) 22,554 shares of LSXMK, thereby registered for offer or sale pursuant to the Liberty Media Corporation 2013 Nonemployee Director Incentive Plan, as amended.

The Registrant hereby terminates the effectiveness of the Registration Statement with respect to the LSXMK and LSXMA shares described above. As to any such securities that had been registered for issuance pursuant to the Registration Statement that remain unissued and unsold at the termination of the Registration Statement, the Registrant hereby removes and withdraws from registration all such securities of the Registrant registered under the Registration Statement that remain unsold as of the date this Post-Effective Amendment. This Post-Effective Amendment does not affect the registration of other securities of the Registrant pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on September 11, 2024. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.

LIBERTY MEDIA CORPORATION

By:	/s/ Katherine C. Jewell
Name:	Katherine C. Jewell
Title:	Vice President/Assistant Secretary